Exhibit (a)(1)(D)

Offer to Purchase for Cash
by
BGS ACQUISITION CORP.
of
Up to 3,014,778 of its Ordinary Shares
at a Purchase Price of $10.15 Per Share
In Connection with its Extension of Time to for a Business Combination

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 23, 2013 UNLESS EXTENDED.

If you do not tender your shares at this time, you will retain the right to participate in the Company’s initial business combination or to redeem your shares at the time the Company conducts the tender offer in connection with the definitive agreement. We urge you to retain your shares and consider the intended business combination.

August 23, 2013

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated August 23, 2013 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by BGS Acquisition Corp., a British Virgin Islands business company with limited liability (the “Company”), to purchase up to 3,014,778 of its ordinary shares, no par value (the “Ordinary Shares”), at a purchase price of $10.15 per share, net to the seller in cash, without interest (the “Purchase Price”), for a total Purchase Price of up to $30,599,997, upon the terms and subject to the conditions of the Offer.

The Company’s Offer is conditioned upon, among other things, the number of Ordinary Shares validly tendered and not properly withdrawn being fewer than or equal to 3,014,778 and the Extension Condition (as defined in the Offer to Purchase) having been met, including that the Company’s shareholders have approved at a special meeting of shareholders, among other things, an amendment to its Memorandum and Articles of Association to provide an extension of time to consummate its initial business combination. See “The Extension” and “The Offer—Conditions of the Offer” in the Offer to Purchase. If more than 3,014,778 Ordinary Shares are validly tendered and not properly withdrawn, the Company will terminate the Offer. Accordingly, there will be no proration in the event that more than 3,014,778 Ordinary Shares are validly tendered and not properly withdrawn in this Offer. If the Company terminates the Offer, it will NOT: (i) purchase any Ordinary Shares pursuant to the Offer or (ii) conduct the Second Tender Offer (as defined in the Offer to Purchase) in connection with the Transaction (as defined in the Offer to Purchase), and it will promptly return all Ordinary Shares delivered pursuant to the Offer at its expense.

If the number of Ordinary Shares properly tendered is fewer than or equal to 3,014,778 Ordinary Shares, and the Extension Condition (as defined in the Offer to Purchase) has been satisfied, the Company will, on the terms and subject to the conditions of the Offer, accept for purchase all Ordinary Shares so validly tendered and not properly withdrawn.

We are the owner of record of Ordinary Shares held for your account. As such, we are the only ones who can tender your Ordinary Shares, and then only pursuant to your instructions.

Please instruct us as to whether you wish us to tender any or all of the Ordinary Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

•	The Offer is for a maximum of 3,014,778 Ordinary Shares of the Company.

•	The Offer is for a maximum aggregate Purchase Price of $30,599,997.

•	You may tender your Ordinary Shares at a Purchase Price of $10.15 per share net to the seller in cash, as indicated in the attached Instruction Form, without interest and less any applicable withholding taxes.

•	The Offer is not conditioned on any minimum number of Ordinary Shares being tendered. The Offer is, however, subject to the Maximum Tender Condition and the Extension Condition (as such terms are defined in the Offer to Purchase) and certain other conditions described in “The Offer — Conditions of the Offer” in the Offer to Purchase.

•	The Offer will expire at 11:59 p.m., New York City time, on September 23, 2013, unless the Company extends the Offer, which may depend on the timing and process of SEC review of the Offer to Purchase.

•	You may withdraw your tendered securities at any time prior to 11:59 p.m., on September 23, 2013, unless the Company extends the Offer.

•	Tendering shareholders who are registered shareholders or who tender their Ordinary Shares directly to Continental Stock Transfer &Trust Company will not be obligated to pay any brokerage commissions or fees to the Company or solicitation fees under the Offer.

•	You may not tender your Units comprised of Ordinary Shares and Warrants. If you desire to tender the Ordinary Shares included in such Units, you must separate the Ordinary Shares and Warrants prior to tendering the Ordinary Shares.

If you wish to have us tender any or all of your Ordinary Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Ordinary Shares, we will tender all your Ordinary Shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on September 23, 2013.

The Offer is being made solely pursuant to the Offer to Purchase and the Letter of Transmittal and is being made to all record holders of Ordinary Shares of the Company. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Ordinary Shares residing in any U.S. state in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such U.S. state.

The Company’s Offer to Purchase states that it is the intention of the Company to seek shareholder approval to amend the Company’s Memorandum and Articles of Association to, among other things, provide additional time to consummate its contemplated business combination. The Company’s board of directors has unanimously (i) approved the making the Offer, (ii) declared the advisability of and approved the Extension and the related shareholder proposals, and (iii) determined that the Extension is in the best interests of the shareholders of the Company. If you tender your Ordinary Shares in the Offer, you will not retain the right to participate in the Company’s business combination (and the second tender offer which the Company intends to conduct in connection therewith) because you will no longer hold such Ordinary Shares in the Company. See “Price Range of Securities and Dividends” in the Offer to Purchase. Further, if more than 3,014,778 Ordinary Shares are validly tendered and not properly withdrawn, the Company will not be able to effect the Extension, and therefore, the Company’s board of directors unanimously recommends that you do not accept the Offer with respect to your Ordinary Shares. However, shareholders must make their own decision as to whether to tender their Ordinary Shares and, if so, how many Ordinary Shares to tender. In doing so, shareholders should read carefully the information in the Offer to Purchase and in the Letter of Transmittal, including the Company’s reasons for making the Offer. See “Summary” and “The Offer — Purpose of the Offer; Certain Effects of the Offer” in the Offer to Purchase. The members of the Company’s board of directors will directly benefit from the Extension and have interests in the Extension that may be different from, or in addition to, the interests of the Company’s shareholders. See “The Extension—Interests of Certain Persons in the Extension” in the Offer to Purchase. Shareholders should discuss whether to tender their Ordinary Shares with us or their other financial or tax advisors.

INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase for Cash dated August 23, 2013 by
BGS ACQUISITION CORP.
Of Up to 3,014,778 of its Ordinary Shares
at a Purchase Price of $10.15 Per Share

In Connection with its Extension of Time for a Business Combination

If you do not tender your shares at this time, you will retain the right to participate in the Company’s initial business combination or to redeem your shares at the time the Company conducts the tender offer in connection with the definitive agreement. The company urges you to retain your shares and consider the intended business combination.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 23, 2013 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by BGS Acquisition Corp., a British Virgin Islands business company with limited liability (the “Company”), to purchase up to 3,014,778 of its ordinary shares, no par value (the “Ordinary Shares”), at a purchase price of $10.15 per share, net to the seller in cash, without interest (the “Purchase Price”), for a total Purchase Price of up to $30,599,997, upon the terms and subject to the conditions of the Offer. This Offer is conditioned upon, among other things, the number of Ordinary Shares validly tendered and not properly withdrawn being less than or equal to 3,014,778 and the Extension Condition (as defined in the Offer to Purchase) having been satisfied. See “The Offer—Conditions of the Offer” in the Offer to Purchase. If more than 3,014,778 Ordinary Shares are validly tendered and not properly withdrawn, the Company will terminate the Offer. Accordingly, there will be no proration in the event that more than 3,014,778 Ordinary Shares are validly tendered and not properly withdrawn in this Offer. If the Company terminates the Offer, it will NOT: (i) purchase any Ordinary Shares pursuant to the Offer or (ii) conduct the Second Tender Offer (as defined in the Offer to Purchase) in connection with the Transaction (as defined in the Offer to Purchase), and it will promptly return all Ordinary Shares delivered pursuant to the Offer at its expense.

The undersigned hereby instruct(s) you to tender to the Company the number of Ordinary Shares indicated below or, if no number is indicated, all Ordinary Shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

Number of Ordinary Shares to be tendered by you for the account of the undersigned:

_________________  Ordinary Shares*

*	Unless otherwise indicated, it will be assumed that all Ordinary Shares held by us for your account are to be tendered.

☐	The tendered Ordinary Shares represent all Ordinary Shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):

Name(s)

(Please Print)

Taxpayer Identification or Social Security Number:

Address(es):

(Including Zip Code)

Area Code/Phone Number:

Date: _________________________